Exhibit 99.1

XOMA Reports Second Quarter 2022 Financial Results and Highlights Recent Operational Events

The completion of Regeneron’s acquisition of Checkmate Pharmaceuticals resulted in a $5 million milestone payment to Kuros, $2.5 million of which was paid to XOMA in July.

Data from Rezolute and Day One led both companies to announce plans to move their assets into Phase 3 programs.

Ended the second quarter of 2022 with cash of $83.2 million and no debt on its balance sheet.

EMERYVILLE, Calif., August 4, 2022 (GLOBE NEWSWIRE) – XOMA Corporation (Nasdaq: XOMA), a biotech royalty aggregator playing a distinctive role in helping biotech companies achieve their goal of advancing novel therapeutic candidates aimed at improving human health, reported its second quarter 2022 financial results and provided a recent operations update.

“The assets in our royalty and milestone portfolio made significant progress in the first half of 2022. In the second quarter, Rezolute presented the results from its Phase 2b RIZE clinical study of RZ358 in patients with congenital hyperinsulinism (CHI) at the Pediatric Endocrine Society’s 2022 Annual Meeting. The study results exceeded expectations leading Rezolute to announce its intention to launch a Phase 3 program1. Day One presented initial data from the Pivotal FIREFLY-1 trial of tovorafenib (DAY101) in patients with pediatric low-grade glioma. In its presentations, Day One’s management articulated its Phase 3 clinical trial plan, which is expected to begin in the third quarter of 20222. Both companies raised capital on their respective data to fund the Phase 3 programs3. We look forward to further public announcements from both Rezolute and Day One as children with CHI or low-grade glioma need access to new therapeutic options,” stated Jim Neal, Chairman and Chief Executive Officer of XOMA.

“We have had a recent addition to our early clinical-stage assets as Sonnet BioTherapeutics launched Phase 1 development activities for SON-1010, which resulted in our earning a milestone payment. We congratulate all of our partners for their recent successes.”

Financial Results

XOMA recorded total revenues of $1.0 million for the second quarter of 2022 and $0.9 million for the second quarter of 2021.

[1]	https://ir.rezolutebio.com/news-events/press-releases/detail/299/rezolute-announces-positive-data-from-its-phase-2b-rize
[2]	https://ir.dayonebio.com/news-releases/news-release-details/day-one-announces-positive-initial-data-pivotal-firefly-1-trial
[3]

XOMA holds economic interests in RZ358 and tovorafenib (DAY101). Should RZ358 receive marketing approval, XOMA is entitled to a high single- to mid teen-digit royalty on global commercial sales. Should tovorafenib receive marketing approval, XOMA is entitled to a mid single-digit royalty on global commercial sales.

Research and development (“R&D”) expenses were $40,000 and $38,000, respectively, for the second quarters of 2022 and 2021.

General and administrative (“G&A”) expenses were $5.7 million for the second quarter of 2022, compared to $3.9 million for the second quarter of 2021. The increase of $1.8 million for the three months ended June 30, 2022, as compared to the corresponding period of 2021, was due primarily to a $0.9 million increase in consulting and legal expenses associated with deal costs, $0.4 million increase in personnel related costs, and a $0.2 million increase in executive search fees for XOMA’s new Chief Executive Officer.

In the second quarter of 2022, G&A expenses included $0.8 million in non-cash stock-based compensation expense, which was consistent with the second quarter of 2021. XOMA’s net cash used in operations in the second quarter of 2022 was $4.3 million, as compared with $4.0 million during the second quarter of 2021.

Other income, net was $0.1 million for the second quarter of 2022, compared to other income, net of $1.3 million in the corresponding quarter of 2021. The fluctuation in other income, net between the quarters ended June 30, 2022 and 2021, is primarily due to the change in the fair value of equity securities XOMA holds in Rezolute, Inc.

Net loss for the second quarter of 2022 was $4.7 million, compared to net loss of $2.2 million for the second quarter of 2021.

On June 30, 2022, XOMA had cash of $83.2 million. On July 15, 2022, the Company paid cash dividends on the 8.625% Series A Cumulative Perpetual Preferred Stock (Nasdaq: XOMAP) equal to $0.53906 per share and cash dividends on the 8.375% Series B Cumulative Perpetual Preferred Stock (Nasdaq: XOMAO) equal to $0.52344 per depositary share. The Company ended December 31, 2021, with cash and restricted cash of $95.4 million. After paying its remaining debt obligations in the second quarter of 2021, XOMA has no debt on its balance sheet. The Company continues to believe its current cash position will be sufficient to fund XOMA’s operations for multiple years.

About XOMA Corporation

XOMA is a biotechnology royalty aggregator playing a distinctive role in helping biotech companies achieve their goal of improving human health. XOMA acquires the potential future economics associated with pre-commercial therapeutic candidates that have been licensed to pharmaceutical or biotechnology companies. When XOMA acquires the future economics, the seller receives non-dilutive, non-recourse funding they can use to advance their internal drug candidate(s) or for general corporate purposes. The Company has an extensive and growing portfolio with more than 70 assets (asset defined as the right to receive potential future economics associated with the advancement of an underlying therapeutic candidate). For more information about the Company and its portfolio, please visit www.xoma.com.

Forward-Looking Statements/Explanatory Notes

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the timing and amount of potential commercial payments to XOMA and other developments related to faricimab, the potential of XOMA’s portfolio of partnered programs and licensed technologies generating substantial milestone and royalty proceeds over time, and XOMA’s cash sufficiency forecast. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will”, “would,” “could” or “should,” the negative of these terms or similar expressions. These forward-looking statements are not a guarantee of XOMA’s performance, and you should not place undue reliance on such statements. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; if the therapeutic product candidates to which we have a royalty interest do not receive regulatory approval, our third-party licensees will not be able to market them; and the impact to the global economy as a result of the COVID-19 pandemic. Other potential risks to XOMA meeting these expectations are described in more detail in XOMA’s most recent filing on Form 10-K and in other filings with the Securities and Exchange Commission. Consider such risks carefully when considering XOMA’s prospects. Any forward-looking statement in this press release represents XOMA’s beliefs and assumptions only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA disclaims any obligation to update any forward-looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development. Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development.

As of the date of this press release, all assets in XOMA’s milestone and royalty portfolio, except faricimab, are investigational compounds. Efficacy and safety have not been established. There is no guarantee that any of the investigational compounds will become commercially available.

XOMA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Revenue from contracts with customers	$525	$525	$3,275	$544
Revenue recognized under units-of-revenue method	458	376	815	731

Total revenues	983	901	4,090	1,275

Operating expenses:
Research and development	40	38	96	99
General and administrative	5,710	3,927	10,826	10,667

Total operating expenses	5,750	3,965	10,922	10,766

Loss from operations	(4,767)	(3,064)	(6,832)	(9,491)
Other income (expense), net:
Interest expense	—	(172)	—	(461)
Loss on extinguishment of debt	—	(300)	—	(300)
Other income (expense), net	97	1,299	(118)	642

Net loss and comprehensive loss	$(4,670)	$(2,237)	$(6,950)	$(9,610)
Less: accumulated dividends on Series A and Series B preferred stock	(1,368)	(1,293)	(2,736)	(1,824)

Net loss available to common stockholders, basic and diluted	$(6,038)	$(3,530)	$(9,686)	$(11,434)

Basic and diluted net loss per share available to common stockholders	$(0.53)	$(0.31)	$(0.85)	$(1.02)

Weighted average shares used in computing basic and diluted net loss per share available to common stockholders	11,421	11,285	11,376	11,263

XOMA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$83,182	$93,328
Restricted cash	—	2,049
Short-term equity securities	523	774
Trade and other receivables, net	5	209
Short-term royalty and commercial payment receivables	2,500	—
Prepaid expenses and other current assets	1,051	613

Total current assets	87,261	96,973
Property and equipment, net	10	13
Operating lease right-of-use assets	116	200
Long-term royalty and commercial payment receivables	66,575	69,075
Other assets - long term	260	301

Total assets	$154,222	$166,562

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,153	$1,072
Accrued and other liabilities	1,026	525
Income taxes payable	—	91
Contingent consideration under royalty purchase agreements and commercial purchase payment agreements	3,075	8,075
Operating lease liabilities	133	195
Unearned revenue recognized under units-of-revenue method	1,669	1,641
Preferred stock dividend accrual	1,368	1,368

Total current liabilities	8,424	12,967
Unearned revenue recognized under units-of-revenue method – long-term	10,842	11,685
Long-term operating lease liabilities	—	34

Total liabilities	19,266	24,686

Stockholders’ equity:
Preferred Stock, $0.05 par value, 1,000,000 shares authorized:
8.625% Series A cumulative, perpetual preferred stock, 984,000 shares issued and outstanding at June 30, 2022 and December 31, 2021	49	49
8.375% Series B cumulative, perpetual preferred stock, 1,600 shares issued and outstanding at June 30, 2022 and December 31, 2021	—	—
Convertible preferred stock, 5,003 issued and outstanding at June 30, 2022 and December 31, 2021	—	—
Common stock, $0.0075 par value, 277,333,332 shares authorized, 11,423,823 and 11,315,263 shares issued and outstanding at March 31, 2022 and December 31,2021, respectively	86	85
Additional paid-in capital	1,307,059	1,307,030
Accumulated deficit	(1,172,238)	(1,165,288)

Total stockholders’ equity	134,956	141,876

Total liabilities and stockholders’ equity	$154,222	$166,562

# # #
Investor contact:		Media contact:
Juliane Snowden		Kathy Vincent
XOMA		KV Consulting & Management
+1-646-438-9754		+1-310-403-8951
juliane.snowden@xoma.com		kathy@kathyvincent.com